Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-139367 and 333-143132) on Form S-8 of US BioEnergy Corporation and subsidiaries and in the Registration Statement (No. 333-148315) on Form S-4 of VeraSun Energy Corporation of our reports dated March 14, 2008 relating to our audits of the consolidated financial statements, the financial statement schedules listed in Item 15(a)(2), and the internal control over financial reporting, which appear in this Annual Report on Form 10-K of US BioEnergy Corporation and subsidiaries for the year ended December 31, 2007.

/s/ McGladrey & Pullen, LLP

Minneapolis, Minnesota

March 14, 2008